Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

stephanie.johnston@o-i.com

O-I Establishes Integrated Supply Chain Organization and Streamlines Engineering to Drive Focus on Customers

New members appointed to Global Leadership Team

PERRYSBURG, Ohio (February 6, 2012) — As part of the company’s continuing efforts to enhance flexibility and become more customer centric, Owens-Illinois, Inc., (NYSE: OI), announced plans to create an integrated supply chain operation and a new technology group that aligns the company’s engineering expertise with its R&D capabilities. This new group will focus on technologies that will help O-I retain its global leadership in glass container manufacturing. Collectively, these changes have resulted in an adjustment of responsibilities in O-I’s global leadership team, and the addition of two new members to that team.

“The evolving dynamics of the consumer packaged goods industry call for glass container manufacturers to become more nimble, more innovative and more customer-centric.  By integrating our supply chain in a consistent manner across the globe, we gain better visibility into our cost structures and speed decision making, both of which benefit our customers,” said Al Stroucken, O-I’s chairman and chief executive officer. “By focusing our engineering talent on new technologies and solutions, we increase our value to our customers, enhance our flexibility, and reinforce our sustainability.”

To support these efforts, the company will reorganize responsibilities within its global leadership team.

Ed Snyder, who joined the company in 2007 as senior vice president and chief process improvement officer, will lead the company’s Integrated Supply Chain organization. Snyder, who has 25 years of experience in supply chain management, will oversee O-I’s global manufacturing; environment, health and safety; quality; performance management; procurement; logistics; supply chain and the glass recycling (cullet) business groups.

As a result of the reorganization, Ron White and Giancarlo Currarino will be joining the global leadership team. White, who joined O-I in 2009 as vice president and chief information officer, will assume the role of chief process improvement officer, previously held by Ed Snyder. White will oversee the company’s Lean Six Sigma, sustainability and corporate communications teams and will continue to lead O-I’s information technology organization, including the SAP program. Prior to joining O-I, White worked as a partner at Accenture, focusing on business transformation initiatives with multinational clients.

Giancarlo Currarino, who most recently served as vice president of global engineering, is named vice president and chief technology officer. Currarino will be responsible for engineering, research and development, machine manufacturing and equipment sales, and licensing. Currarino joined O-I Peru in 2000 as an engineer and subsequently served as manager of two O-I plants, general manager of the company’s global machine engineering center in Lurin, Peru, and vice president of facilities and operations advancement in Perrysburg, before assuming his current role.

As part of the reorganization, Rich Crawford, senior vice president and chief technology and operations officer, has elected to leave the company.

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Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.